Exhibit 3.5

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

CAPSTONE HOLDING CORP.

The undersigned, being the chief financial officer of Capstone Holding Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the board of directors of the Corporation duly adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

Series B Preferred Stock

RESOLVED, that the Board, pursuant to the authority vested in it by the provisions of the Restated Certificate of Incorporation, as amended, hereby establishes a series of Preferred Stock of the Corporation, no par value, and fixes the powers, designations, preferences and relative, participating, optional or other rights of such series, and the qualifications, limitations or restrictions thereof, as follows:

This series of Preferred Stock of the Corporation, par value $0.0005 per share, consisting of up to two million (2,000,000) shares, shall be, and hereby is, designated “Series B Preferred Stock”. The following is a statement of the powers, preferences and rights, and the qualifications, limitations, or restrictions thereof, with respect to the Series B Preferred Stock of the Corporation:

1.1 Dividends.

A. From and after the date of the issuance of any shares of Series B Preferred Stock, the holders of the Series B Preferred Stock shall not be entitled to receive dividends on shares of Series B Preferred Stock.

B. If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution (excluding a dividend or other distribution payable in shares of Common Stock) (any such non-excluded dividend or other distribution, a “Distribution”) at any time after the issuance of any shares of Series B Preferred Stock, then, in each such case, a holder of shares of Series B Preferred Stock shall be entitled to receive (as hereinafter described) the amount of the Distribution that such holder would have been entitled to receive after the declaration and payment of such Distribution if such shares of Series B Preferred Stock has been converted (without giving effect to any limitation on conversion) immediately prior to the record date for the determination of stockholders entitled to receive such Distribution (a “Specified Dividend Amount”). Any accumulation of a Specified Dividend Amount shall not bear interest. Specified Dividend Amount shall be paid upon conversion of Series B Preferred Stock pursuant to Section 1.3 below.

1.2 Liquidation.

In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (but excluding a reorganization, merger, consolidation or sale, transfer or other disposition of all of substantially all of its property, assets or business), distributions to the stockholders of the Corporation shall be made in the following manner:

A. Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, the accumulated and unpaid Specified Dividend Amounts (the “Liquidation Preference”). If, upon such liquidation, dissolution or winding up of the Corporation, the assets and funds distributed are insufficient to permit the payment of the full Liquidation Preferences set forth in this Section 1.2A, then the entire assets and funds legally available for distribution shall be first distributed ratably among the holders of the Series B Preferred Stock in proportion to the Liquidation Preference each such holder is otherwise entitled to receive.

B. Remaining Assets. After payment or setting apart of payment of the Liquidation Preference set forth in Section 1.2A, the holders of the Common Stock and the Series B Preferred Stock shall be entitled to receive the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each such holder of Common Stock and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by each such holder of Series B Preferred Stock if such shares of Series B Preferred Stock has been converted (without giving effect to any limitations on conversion).

1.3 Conversion.

A. The holder of any share or shares of Series B Preferred Stock shall have the right, at its option, to convert all or any portion of such shares into fully paid and nonassessable shares of Common Stock of the Corporation, at any time after the two (2) year anniversary of the IPO Date, subject to the Closing Share Price being equal to or greater than the Hurdle Share Price as of such conversion date. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock (the “Conversion Rate”) shall be equal to the result of the Incremental Share Price as of such date of determination, multiplied by 985,063 shares of Common Stock (such number of shares, the “Specified Share Count”), multiplied by the Reciprocal Number, divided by the Closing Share Price as of such date of determination.

B. The Series B Preferred Stock shall be convertible at the principal office of the Corporation into fully paid and nonassessable shares of Common Stock at their applicable Conversion Rate.

C. In order to convert shares of Series B Preferred Stock into shares of Common Stock pursuant to the right of conversion set forth in subsection (A) above, the holder thereof shall surrender the certificate or certificates representing such shares of Series B Preferred Stock, duly endorsed to the Corporation or in blank, at the principal office of the Corporation and shall give written notice to the Corporation that such holder elects to convert the same, stating in such notice the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued. The Corporation shall, within five (5) business days, deliver at said office or other place to such holder of Series B Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with any cash to which such holder shall be entitled in lieu of fractional shares. Shares of Series B Preferred Stock shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of Series B Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

D. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

E. The applicable Conversion Rate shall be subject to the following adjustments:

(i) If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the applicable Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of Series B Preferred Stock has been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution. Notwithstanding the foregoing, no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

(ii) If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, the applicable Conversion Rate in effect immediately prior thereto shall be adjusted so that the holders of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any of the events described above if such shares of Series B Preferred Stock had been converted immediately prior to the happening of such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

(iii) In case the Corporation shall effect a reorganization, shall merge with or consolidate into another entity, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock, then each holder of Series B Preferred Stock shall be given a written notice from the Corporation informing each holder of the terms of such reorganization, merger, consolidation, or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least ten (10) days in advance of such record date, and each holder of Series B Preferred Stock shall have the right thereafter to receive, upon conversion of such Series B Preferred Stock, the number of shares of stock or other securities, property or assets of the Corporation, successor or transferee or Affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to the Conversion Rate applicable to such series immediately prior to such event, multiplied by the number of shares of Series B Preferred Stock as may be converted (without giving effect to any limitations on the ability to convert). The provisions of this subsection (iii) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

(iv) If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation thereof each holder of shares of Series B Preferred Stock shall have been given a reasonable opportunity to elect to receive, upon conversion of the shares of Series A Preferred Stock then held by such holder (without giving effect to any limitations on the ability to convert), either the stock, securities, cash or assets then issuable with respect to the Common Stock or the stock, securities, cash or assets issued to previous holders of the Common Stock in accordance with such offer, or the equivalent thereof.

(v) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of such shares shall be considered an issue or sale of Common Stock, for the purposes of this subsection 1.3(E).

(vi) If a state of facts shall occur which, without being specifically controlled by the provisions of this subsection 1.3(E), would not fairly protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

(vii) All calculations under this subsection (E) shall be made to the nearest one-thousandth of a share.

(viii) Whenever the applicable Conversion Rate shall be adjusted pursuant to this subsection (E), the Corporation shall forthwith obtain, and cause to be delivered to each holder of Series B Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors determined the fair value of any consideration) and specifying the new applicable Conversion Rate. In the case referred to in subsection (iii), such a certificate shall be issued describing the amount and kind of stock, securities, property or assets or cash which shall be receivable upon conversion of the Series A Preferred Stock after giving effect to the provisions of such subsection (iii).

F. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series B Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all shares of Series B Preferred Stock at the time outstanding. The Corporation shall at all times take such corporate action as shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of Series B Preferred Stock in accordance with the provisions hereof.

G. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued upon any conversion of Series B Preferred Stock, but, in lieu thereof, there shall be paid an amount in cash equal to the same fraction of a whole share of Common Stock on the business day preceding the day of conversion.

1.4 Voting.

Except as otherwise required by the Delaware General Corporation Law (as amended, restated or supplemented from time to time, the “DGCL”), the Corporation’s Certificate of Incorporation, this Certificate of Designation, or any agreement among holders of capital stock of the Corporation, the holders of shares of Series B Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by series, on all matters on which holders of Common Stock shall have the right to vote. The holders of shares of Series B Preferred Stock shall have the right to cast one vote for each share of Series B Preferred Stock held by them.

1.5 Series B Preferred Stock Protective Provisions.

A. Until such time as less than 50% of the shares of Series B Preferred Stock issued on the IPO Date remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series B Preferred Stock), the holders of at least 50% of the then outstanding shares of Series B Preferred Stock shall have the right to appoint two (2) members to the Board of Directors.

B. Except as otherwise required by the DGCL, until such time as less than 20% of the shares of Series B Preferred Stock issued on the IPO Date remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series B Preferred Stock), without the approval of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not, either directly or indirectly, by amendment, merger, consolidation or otherwise:

(i) amend, alter or change the provisions of the Corporation’s Certificate of Incorporation or By-laws or this Certificate of Designation, or increase or decrease the authorized number of members constituting its Board of Directors;

(ii) increase or decrease the authorized number of shares of Series B Preferred Stock (or options, warrants or other rights to purchase or acquire any such capital stock or any security convertible into or exchangeable or exercisable for any such capital stock), or authorize, create or issue any series or shares of capital stock which have any rights (such as voting, liquidation, redemption or otherwise) which are senior or pari passu to, or could adversely affect any of the rights of, the Series B Preferred Stock (or options, warrants or other rights to purchase or acquire any such capital stock or any security convertible into or exchangeable or exercisable for any such capital stock), as the case may be, or otherwise take any action which would alter or adversely affect the rights of the Series B Preferred Stock (or options, warrants or other rights to purchase or acquire any such capital stock or any security convertible into or exchangeable or exercisable for any such capital stock);

(iii) become a party to any merger or consolidation; sell, lease or otherwise dispose of any of its or any of its subsidiaries’ assets other than sales and leases of assets in the ordinary course of business and other than the replacement of outmoded or damaged equipment with new equipment; voluntarily dissolve, liquidate or wind up the Corporation or carry out any partial liquidation of the Corporation;

(iv) purchase or redeem any shares of its capital stock other than pursuant to agreements with officers or employees of the Corporation relating to repurchase of stock after termination of employment;

(v) adopt or otherwise institute any stock option, restricted stock, or equity incentive plan for, or otherwise issue any stock or options to, employees, consultants or directors of the Corporation, except that the Corporation may authorize an equity incentive plan and issue stock or options pursuant thereto for employees, consultants and directors provided that the total number of shares and options issued thereunder shall not exceed ten percent (10%) of the outstanding shares of Common Stock of the Corporation on a fully diluted basis and such shares and options may only be issued on terms and conditions acceptable to the Board of Directors;

(vi) issue any shares of capital stock of the Corporation other than pursuant to an equity incentive plan permitted pursuant to preceding subsection (v);

(vii) acquire any assets or stock of another entity, whether by means of acquisition of assets or stock or by merger, or enter into any joint venture; and

(viii) incur (or any of its subsidiaries incur) any indebtedness for borrowed money, other than refinancings of existing indebtedness that do not increase the then outstanding principal amount of such indebtedness.

1.6 Definitions.

A. “Applicable Exchange” means the principal securities exchange or trading market where shares of Common Stock are listed or traded.

B. “Board” or “Board of Directors” shall mean the board of directors of the Corporation, as constituted from time to time.

C. “Closing Share Price” means, as of any date of determination, the closing price per share of Common Stock on the Applicable Exchange as reported by Bloomberg, LP as of such date.

D. “Hurdle Share Price” means $40 per share of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Common Stock.

E. “Incremental Share Price” means, as of any date of determination, the amount by which the Closing Share Price exceeds the Hurdle Share Price.

F. “Reciprocal Number” means 1 divided by the number of shares of Series B Preferred Stock issued on the IPO Date.

G. “IPO Date” means the date of issuance of shares of Common Stock pursuant to the Specified Registration Statement.

H. “Market Capitalization” means, as of any date of determination, the product of the Closing Share Price as of the immediately preceding date and the number of shares of Common Stock outstanding as of such immediately preceding date.

I. “Specified Registration Statement” means the Form S-1 registration statement publicly filed with the Securities and Exchange Commission on February __, 2025, as amended.

1.7 Amendments.

No provision of this Certificate of Designation may be amended, modified or waived without the approval of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by Edward Schultz, its Chief Financial Officer, this ___ day of February, 2025.

Capstone Holding Corp.

By:
Name:	Edward Schultz
Title:	Chief Financial Officer

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